Exhibit 99.1

LAUREATE EDUCATION REPORTS FINANCIAL RESULTS FOR THE FIRST QUARTER OF 2022

Company Increases Full-Year 2022 Guidance

MIAMI, May 5, 2022 (GLOBE NEWSWIRE) - Laureate Education, Inc. (NASDAQ: LAUR), which operates five universities across Mexico and Peru, today announced financial results for the first quarter of 2022.

First Quarter 2022 Highlights (compared to first quarter 2021):

•	New enrollments increased 9%.

•	Total enrollments increased 11%.

•	On a reported basis, revenue increased 8% to $209.6 million. On an organic constant currency basis[1], revenue increased 9%.

•

Operating income for the three months ended March 31, 2022 was $9.0 million, compared to operating loss of $(86.4) million for the three months ended March 31, 2021, which was mainly driven by impairment charges of $56.7 million that were largely attributable to impairment of the Laureate tradename.

•

Net loss for the three months ended March 31, 2022 was $(44.7) million, compared to net loss of $(164.9) million for the three months ended March 31, 2021, which was mainly driven by impairment charges.

•	Adjusted EBITDA for the three months ended March 31, 2022 was $27.2 million, compared to Adjusted EBITDA of $9.7 million for the three months ended March 31, 2021.

Eilif Serck-Hanssen, President and Chief Executive Officer, said, “I am very encouraged by the momentum in the business. Our strategic growth initiatives that play to our unique strengths in Mexico and Peru are having a positive impact on our performance, and as a result we are increasing our guidance for the year.”

First Quarter 2022 Results

New enrollments for the three months ended March 31, 2022 increased 9%, compared to new enrollment activity for the three months ended March 31, 2021, and total enrollments were up 11% compared to the prior-year period. The first quarter represents the primary intake cycle for Peru, and results for the first quarter of 2022 were strong, with new and total enrollments in Peru increasing 5% and 14%, respectively, compared to the prior-year period. Mexico’s new enrollments were up 15% compared to the prior-year period, and total enrollment was up 7%, following its secondary intake cycle completed in the first quarter of 2022.

For the three months ended March 31, 2022, revenue on a reported basis was $209.6 million, an increase of $14.9 million, or 8%, compared to the three months ended March 31, 2021. On an organic constant currency basis, revenue increased 9%. Operating income for the three months ended March 31, 2022 was $9.0 million, compared to an operating loss of $(86.4) million for the three months ended March 31, 2021, which was predominantly driven by impairment charges of $56.7 million. Net loss for the three months ended March 31, 2022 was $(44.7) million, which was primarily attributable to a discrete tax expense, compared to net loss of $(164.9) million for the three months ended March 31, 2021, which was mainly attributable to the impairment charges described above. Basic and diluted loss per share for the three months ended March 31, 2022 were $(0.25).

[1]	Organic constant currency results exclude the period-over-period impact from currency fluctuations, acquisitions and divestitures, and other items.

Adjusted EBITDA for the three months ended March 31, 2022 was $27.2 million, compared to Adjusted EBITDA of $9.7 million for the three months ended March 31, 2021.

Balance Sheet and Capital Structure

Laureate has a strong financial position with significant liquidity. As of March 31, 2022, Laureate had $294 million of cash and gross debt of $156 million. Accordingly, total cash, net of debt, was $138 million as of March 31, 2022.

In addition, $74 million of the Walden sale transaction value was paid into an escrow account, which will be released in full or in part to Laureate in August 2022 pursuant to the terms and conditions of the escrow agreement.

Increase to Share Repurchase Program

On March 14, 2022, Laureate announced that its board of directors approved an increase in the Company’s existing share repurchase program, from $600 million to $650 million, to acquire shares of the Company’s common stock. As of March 31, 2022, the Company has repurchased approximately $556 million of shares under the authorization. The Company expects to complete the repurchase program during 2022, dependent on market conditions.

Outlook for Fiscal 2022

Laureate is updating its full-year 2022 guidance to reflect an improved outlook.

Based on the current foreign exchange spot rates2, Laureate currently expects its full-year 2022 results to be as follows:

•	Total enrollments are now expected to be in the range of 410,000 to 416,000 students, reflecting growth of 6%-7% on an organic basis versus 2021;

•	Revenues are now expected to be in the range of $1,190 million to $1,206 million, reflecting growth of 9%-11% on an organic constant currency basis versus 2021; and

•	Adjusted EBITDA is now expected to be in the range of $326 million to $334 million, reflecting growth of 22%-25% on an organic constant currency basis versus 2021 (up 29%-32% on an as-reported basis).

Reconciliations of forward-looking non-GAAP measures, specifically the 2022 Adjusted EBITDA outlook, to the relevant forward-looking GAAP measures are not being provided, as Laureate does not currently have sufficient data to accurately estimate the variables and individual adjustments for such outlooks and reconciliations. Due to this uncertainty, the Company cannot reconcile projected Adjusted EBITDA to projected net income without unreasonable effort.

Please see the “Forward-Looking Statements” section in this release for a discussion of certain risks related to this outlook.

[2]

Based on actual FX rates for January-April 2022, and current spot FX rates (local currency per U.S. Dollar) of MXN 20.48 and PEN 3.82 for May 2022 - December 2022. FX impact may change based on fluctuations in currency rates in future periods.

Conference Call

Laureate will host an earnings conference call today at 8:30 am ET. Interested parties are invited to listen to the earnings call by dialing 1-855-307-2849 (for U.S.-based callers) or 1-703-639-1262 (for international callers), and requesting to join the Laureate conference call, conference ID 7763447. Replays of the entire call will be available through May 12, 2022, at 1-855-859-2056 (for U.S.-based callers) and at 1-404-537-3406 (for international callers), conference ID 7763447. The webcast of the conference call, including replays, and a copy of this press release and the related slides will be made available through the Investor Relations section of Laureate’s website at www.laureate.net.

Forward-Looking Statements

This press release includes statements that express Laureate’s opinions, expectations, beliefs, plans, objectives, assumptions or projections regarding future events or future results and therefore are, or may be deemed to be, ‘‘forward-looking statements’’ within the meaning of the federal securities laws, which involve risks and uncertainties. Laureate’s actual results may vary significantly from the results anticipated in these forward-looking statements. You can identify forward-looking statements because they contain words such as ‘‘believes,’’ ‘‘expects,’’ ‘‘may,’’ ‘‘will,’’ ‘‘should,’’ ‘‘seeks,’’ ‘‘approximately,’’ ‘‘intends,’’ ‘‘plans,’’ ‘‘estimates’’ or ‘‘anticipates’’ or similar expressions that concern our strategy, plans or intentions. All statements we make relating to (i) guidance (including, but not limited to, total enrollments, revenues, and Adjusted EBITDA), (ii) our current growth strategy and other future plans, strategies or transactions that may be identified, explored or implemented and any litigation or dispute resulting from any completed transaction, (iii) any anticipated share repurchases or cash distributions and (iv) the potential impact of the COVID-19 pandemic on our business or the global economy as a whole are forward-looking statements. In addition, we, through our senior management, from time to time make forward-looking public statements concerning our expected future operations and performance and other developments. All of these forward-looking statements are subject to risks and uncertainties that may change at any time, including with respect to our current growth strategy and the impact of any completed divestiture or separation transaction on our remaining businesses. Accordingly, our actual results may differ materially from those we expected. We derive most of our forward-looking statements from our operating budgets and forecasts, which are based upon many detailed assumptions. While we believe that our assumptions are reasonable, we caution that it is very difficult to predict the impact of known factors, and, of course, it is impossible for us to anticipate all factors that could affect our actual results. Important factors that could cause actual results to differ materially from our expectations are disclosed in our Annual Report on Form 10-K filed with the SEC on February 24, 2022. These forward-looking statements speak only as of the time of this release and we do not undertake to publicly update or revise them, whether as a result of new information, future events or otherwise, except as required by law.

Presentation of Non-GAAP Measures

In addition to the results provided in accordance with U.S. generally accepted accounting principles (GAAP) throughout this press release, Laureate provides the non-GAAP measurements of Adjusted EBITDA, and total cash, net of debt (or net cash). We have included these non-GAAP measurements because they are key measures used by our management and board of directors to understand and evaluate our core operating performance and trends, to prepare and approve our annual budget and to develop short- and long-term operational plans.

Adjusted EBITDA consists of income (loss) from continuing operations, adjusted for the items included in the accompanying reconciliation. The exclusion of certain expenses in calculating Adjusted EBITDA can provide a useful measure for period-to-period comparisons of our core business. Additionally, Adjusted EBITDA is a key input into the formula used by the compensation committee of our board of directors and our Chief Executive Officer in connection with the payment of incentive compensation to our executive officers and other members of our management team. Accordingly, we believe that Adjusted EBITDA provides useful information to investors and others in understanding and evaluating our operating results in the same manner as our management and board of directors.

Total cash, net of debt (or net cash) consists total cash and cash equivalents, less total gross debt. Net cash provides a useful indicator about Laureate’s leverage and liquidity.

Laureate’s calculations of Adjusted EBITDA and total cash, net of debt (or net cash) are not necessarily comparable to calculations performed by other companies and reported as similarly titled measures. These non-GAAP measures should be considered in addition to results prepared in accordance with GAAP but should not be considered a substitute for or superior to GAAP results. Adjusted EBITDA is reconciled from the GAAP measure in the attached table “Non-GAAP Reconciliation.”

We evaluate our results of operations on both an as reported and an organic constant currency basis. The organic constant currency presentation, which is a non-GAAP measure, excludes the impact of fluctuations in foreign currency exchange rates, acquisitions and divestitures, and other items. We believe that providing organic constant currency information provides valuable supplemental information regarding our results of operations, consistent with how we evaluate our performance. We calculate organic constant currency amounts using the change from prior-period average foreign exchange rates to current-period average foreign exchange rates, as applied to local-currency operating results for the current period, and then exclude the impact of acquisitions and divestitures and other items described in the accompanying presentation.

About Laureate Education, Inc.

Laureate Education, Inc. operates five universities across Mexico and Peru, enrolling more than 375,000 students in high-quality undergraduate, graduate, and specialized degree programs through campus-based and online learning. Our universities have a deep commitment to academic quality and innovation, strive for market-leading employability outcomes, and work to make higher education more accessible. At Laureate, we know that when our students succeed, countries prosper, and societies benefit. Learn more at laureate.net.

Key Metrics and Financial Tables

(Dollars in millions, except per share amounts, and may not sum due to rounding)

New and Total Enrollments by segment

	New Enrollments			Total Enrollments
	YTD 1Q 2022	YTD 1Q 2021	Change	As of 03/31/2022	As of 03/31/2021	Change
Mexico	31,500	27,300	15%	196,800	183,700	7%
Peru	49,400	47,100	5%	208,300	182,300	14%

Laureate	80,900	74,400	9%	405,100	366,000	11%

Consolidated Statements of Operations

	For the three months ended March 31,
IN MILLIONS	2022	2021	Change
Revenues	$209.6	$194.7	$14.9
Costs and expenses:
Direct costs	182.9	181.8	1.1
General and administrative expenses	17.5	42.6	(25.1)
Loss on impairment of assets	0.1	56.7	(56.6)

Operating income (loss)	9.0	(86.4)	95.4
Interest income	2.0	0.7	1.3
Interest expense	(3.7)	(23.5)	19.8
Gain on derivatives	—	29.3	(29.3)
Other expense, net	(1.2)	—	(1.2)
Foreign currency exchange (loss) gain, net	(3.6)	28.2	(31.8)

Income (loss) from continuing operations before income taxes and equity in net income of affiliates	2.4	(51.7)	54.1
Income tax expense	(48.0)	(112.9)	64.9
Equity in net income of affiliates, net of tax	0.1	—	0.1

Loss from continuing operations	(45.4)	(164.5)	119.1
Income (loss) from discontinued operations, net of tax	0.7	(0.4)	1.1

Net loss	(44.7)	(164.9)	120.2
Net loss attributable to noncontrolling interests	0.5	—	0.5

Net loss attributable to Laureate Education, Inc.	$(44.2)	$(164.9)	$120.7

Net loss available to common stockholders	$(44.2)	$(164.9)	$120.7

Basic and diluted earnings (loss) per share:
Basic and diluted weighted average shares outstanding	178.0	200.2	(22.2)
Basic and diluted loss per share	$(0.25)	$(0.82)	$0.57

Revenue and Adjusted EBITDA by segment

			% Change		$ Variance Components
For the three months ended March 31,	2022	2021	Reported	Organic Constant Currency(1)	Total	Organic Constant Currency	Other	Acq/ Div.	FX
Revenues
Mexico	$142.5	$135.4	5%	6%	$7.1	$8.0	$—	$—	$(0.9)
Peru	65.4	57.5	14%	17%	7.9	10.0	—	—	(2.1)
Corporate & Eliminations	1.6	1.8	(11)%	(11)%	(0.2)	(0.2)	—	—	—

Total Revenues	$209.6	$194.7	8%	9%	$14.9	$17.9	$—	$—	$(3.0)

Adjusted EBITDA
Mexico	$37.0	$17.3	114%	35%	$19.7	$6.1	$13.3	$—	$0.3
Peru	3.8	11.6	(67)%	(70)%	(7.8)	(8.1)	—	—	0.3
Corporate & Eliminations	(13.6)	(19.2)	29%	29%	5.6	5.6	—	—	—

Total Adjusted EBITDA	$27.2	$9.7	180%	37%	$17.5	$3.6	$13.3	$—	$0.6

(1)

Organic Constant Currency results exclude the period-over-period impact from currency fluctuations, acquisitions and divestitures, and other items. Other items include the impact of acquisition-related contingent liabilities for taxes other-than-income tax, net of changes in recorded indemnification assets. Organic Constant Currency is calculated using the change from prior-period average foreign exchange rates to current-period average foreign exchange rates, as applied to local-currency operating results for the current period. The “Organic Constant Currency” % changes are calculated by dividing the Organic Constant Currency amounts by the 2021 Revenues and Adjusted EBITDA amounts, excluding the impact of the divestitures.

Consolidated Balance Sheets

IN MILLIONS	March 31, 2022	December 31, 2021	Change
Assets
Cash and cash equivalents	$293.8	$324.8	$(31.0)
Receivables (current), net	129.1	152.0	(22.9)
Other current assets	68.7	67.5	1.2
Property and equipment, net	516.9	499.5	17.4
Operating lease right-of-use assets, net	384.5	384.3	0.2
Goodwill and other intangible assets	715.7	689.6	26.1
Deferred income taxes	47.8	38.7	9.1
Other long-term assets	47.7	48.6	(0.9)
Long-term assets held for sale	6.6	6.2	0.4

Total assets	$2,210.7	$2,211.3	$(0.6)

Liabilities and stockholders’ equity
Accounts payable and accrued expenses	$186.6	$182.9	$3.7
Deferred revenue and student deposits	97.1	44.0	53.1
Total operating leases, including current portion	412.8	415.3	(2.5)
Total long-term debt, including current portion	152.6	153.7	(1.1)
Other liabilities	303.4	263.4	40.0
Current and long-term liabilities held for sale	11.7	10.8	0.9

Total liabilities	1,164.1	1,070.0	94.1
Redeemable noncontrolling interests and equity	1.7	1.7	—
Total stockholders’ equity	1,044.9	1,139.6	(94.7)

Total liabilities and stockholders’ equity	$2,210.7	$2,211.3	$(0.6)

Consolidated Statements of Cash Flows

	For the three months ended March 31,
IN MILLIONS	2022	2021	Change
Cash flows from operating activities
Net loss	$(44.7)	$(164.9)	$120.2
Depreciation and amortization	14.4	22.7	(8.3)
Loss on impairment of assets	0.1	57.7	(57.6)
(Gain) loss on sales and disposal of subsidiaries and property and equipment, net	(0.7)	16.5	(17.2)
Gain on derivative instruments	—	(29.3)	29.3
Loss on debt extinguishment	—	0.1	(0.1)
Deferred income taxes	4.4	84.4	(80.0)
Unrealized foreign currency exchange gain	(0.8)	(23.7)	22.9
Income tax receivable/payable, net	27.0	(16.7)	43.7
Working capital, excluding tax accounts	44.3	25.6	18.7
Other non-cash adjustments	9.9	39.1	(29.2)

Net cash provided by operating activities	53.9	11.3	42.6
Cash flows from investing activities
Purchase of property and equipment	(1.2)	(11.7)	10.5
Expenditures for deferred costs	—	(1.9)	1.9
Receipts from sales of discontinued operations, net of cash sold, and property and equipment	9.2	30.8	(21.6)
Payments on derivatives related to sale of discontinued operations	—	(18.3)	18.3

Net cash provided by (used in) investing activities	7.9	(1.1)	9.0
Cash flows from financing activities
Decrease in long-term debt, net	(9.2)	(52.7)	43.5
Proceeds from exercise of stock options	11.5	—	11.5
Payments to repurchase common stock	(102.2)	(145.2)	43.0
Financing other, net	(4.3)	(1.2)	(3.1)

Net cash used in financing activities	(104.1)	(199.2)	95.1
Effects of exchange rate changes on Cash and cash equivalents and Restricted cash	11.2	(6.9)	18.1
Change in cash included in current assets held for sale	—	(3.5)	3.5

Net change in Cash and cash equivalents and Restricted cash	(31.1)	(199.3)	168.2
Cash and cash equivalents and Restricted cash at beginning of period	345.6	867.3	(521.7)

Cash and cash equivalents and Restricted cash at end of period	$314.4	$668.0	$(353.6)

Liquidity (including Undrawn Revolver)	$703.8	$971.4	$(267.6)

Non-GAAP Reconciliation

The following table reconciles Loss from continuing operations to Adjusted EBITDA:

	For the three months ended March 31,
IN MILLIONS	2022	2021	Change
Loss from continuing operations	$(45.4)	$(164.5)	$119.1
Plus:
Equity in net income of affiliates, net of tax	(0.1)	—	(0.1)
Income tax expense	48.0	112.9	(64.9)

Income (loss) from continuing operations before income taxes and equity in net income of affiliates	2.4	(51.7)	54.1
Plus:
Foreign currency exchange loss (gain), net	3.6	(28.2)	31.8
Other expense, net	1.2	—	1.2
Gain on derivatives	—	(29.3)	29.3
Interest expense	3.7	23.5	(19.8)
Interest income	(2.0)	(0.7)	(1.3)

Operating income (loss)	9.0	(86.4)	95.4
Plus:
Depreciation and amortization	14.4	22.8	(8.4)

EBITDA	23.4	(63.6)	87.0
Plus:
Share-based compensation expense (2)	2.8	1.3	1.5
Loss on impairment of assets (3)	0.1	56.7	(56.6)
EiP implementation expenses (4)	0.9	15.3	(14.4)

Adjusted EBITDA	$27.2	$9.7	$17.5

(2)	Represents non-cash, share-based compensation expense pursuant to the provisions of ASC Topic 718, “Stock Compensation.”
(3)	Represents non-cash charges related to impairments of long-lived assets.
(4)

Excellence-in-Process (EiP) implementation expenses are related to our enterprise-wide initiative to optimize and standardize Laureate’s processes, creating vertical integration of procurement, information technology, finance, accounting and human resources. It included the establishment of regional shared services organizations (SSOs), as well as improvements to the Company’s system of internal controls over financial reporting. The EiP initiative also included other back- and mid-office areas, as well as certain student-facing activities, expenses associated with streamlining the organizational structure, an enterprise-wide program aimed at revenue growth, and certain non-recurring costs incurred in connection with the dispositions. The EiP initiative was completed as of December 31, 2021, except for certain EiP expenses related to the run out of programs that began in prior periods.

Investor Relations Contact:

ir@laureate.net

Media Contacts:

Laureate Education

Adam Smith

adam.smith@laureate.net

U.S.: +1 (443) 255 0724

Source: Laureate Education, Inc.